Exhibit 10.4

RESTRICTED STOCK AGREEMENT

Executive Restricted Shares	Employee ID	Grant Date	Number of

RECITALS:
The Compensation Committee of the Board of Directors (the “Committee”) has determined to award to the Executive shares of the common stock of the Company (“Common Stock”), subject to the restrictions contained herein, pursuant to the Company’s 2010 Long-Term Compensation Plan (the “Plan”). All terms used herein and not otherwise defined shall have the same meaning as set forth in the Plan.
NOW, THEREFORE, for good and valuable consideration, including the mutual promises set forth in this agreement and the benefits that the Company expects to derive in connection with the services to be hereafter rendered to it or its subsidiaries by the Executive, the Company and the Executive hereby agree as follows:
ARTICLE I
Restricted Shares
1.1    Award of Restricted Shares. The Company hereby awards to the Executive the number of shares of Common Stock listed above under the heading “Number of Restricted Shares” (the “Restricted Shares”), subject to the restrictions contained herein and the provisions of the Plan.
1.Vesting of the Restricted Shares. Subject to the terms of this Agreement, the Restricted Shares shall vest in accordance with the following schedule:

Shares Vesting
1st Anniversary Date	50%
2nd Anniversary Date	50%

(a)    Termination of Employment. Notwithstanding any provision in any executive compensation agreement between the Executive and the Company to the contrary, if Executive’s employment is terminated by the Company or by Executive, except as otherwise provided in Section 1.2(b) or 1.2(c) of this Agreement, the vesting of the Restricted Shares shall, on the date of such termination, cease and any unvested Restricted Shares shall be forfeited by Executive and revert to the Company.
(b)    Termination Due to Executive’s Death or Disability. If Executive’s employment is terminated due to Executive’s death or due to Disability (as defined in any executive compensation agreement between the executive and the Company in effect as of the Grant Date, if any), the Restricted Shares shall, upon such termination, vest immediately.
(c)    Change of Control. In the event of a Change of Control, any outstanding Restricted Shares shall be subject to the provisions set forth in Paragraph 19 of the Plan, provided, however, any references to “cause” and “good reason” used in Paragraph 19 of the Plan shall be interpreted by applying the definitions of “cause” and “good reason” contained in any executive compensation agreement between the Executive and the Company in effect as of the Grant Date, if any.

Any Restricted Shares which do not vest shall be forfeited by Executive and revert to the Company. The period during which the Restricted Shares are unvested is referred to herein as the Restricted Period.
1.3    Shareholder Status. Prior to the vesting of the Restricted Shares, Executive shall have the right to vote the Restricted Shares and except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of Common Stock. In lieu of any regular cash dividends, on the declared payment date of each regular cash dividend otherwise payable on the Restricted Shares (“Payment Date”), the Company shall issue Executive a number of additional shares of Restricted Stock with a Payment Date market value equal to: (i) the per-share dollar amount of the declared dividend multiplied by (ii) the number of Executive’s unvested Restricted Shares as of the declared record date for the dividend. For purposes of calculating the “Payment Date market value” in the preceding sentence, the Company shall use the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on the Payment Date. Such additional Restricted Shares shall be issued in fractional shares, and shall vest on the same terms and conditions as the underlying Restricted Shares to which dividends would have been attributable. Any such additional Restricted Shares shall be subject to the terms of this Agreement. Further, notwithstanding the foregoing, the Executive shall not have the right to vote with respect to the Restricted Shares with respect to record dates occurring after any of the Restricted Shares revert to the Company pursuant to Section 1.2 hereof. Until the Restricted Shares vest pursuant to Sections 1.2 hereof, the Company shall retain custody of the stock certificates representing the Restricted Shares. As soon as practicable after the lapse of the restrictions, the Company shall issue or release or cause to be issued or released certificate(s) representing the shares, less any shares used to satisfy the obligation to withhold income and/or employment taxes in connection with the vesting of any Restricted Shares.
1.4    Prohibition Against Transfer. During the Restricted Period, the Restricted Shares may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by the Executive, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 1.4 shall be void and of no further effect.
ARTICLE II
Miscellaneous
2.1    Provisions of the Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Committee with respect to the Plan shall be binding upon the Executive. A copy of the Plan will be delivered to the Executive upon reasonable request.
2.2    Taxes. The Company may require payment of or withhold any income or employment tax which it believes is payable as a result of the grant or vesting of the Restricted Shares or any payments thereon or in connection therewith, and the Company may defer making delivery with respect to the shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation. In accordance with the Plan, the Company may withhold shares of Common Stock to satisfy such withholding obligations.
2.3    No Employment Rights. The award of the Restricted Shares pursuant to this Agreement shall not give the Executive any right to remain employed by the Company or any affiliate thereof.
2.4    Notices. Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its General Counsel at Kohl’s Department Stores, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051. Any notice to be given to the Executive may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof. Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.
2.5    Governing Law. This Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.

KOHL’S CORPORATION

By: ________________________________
Kevin Mansell
Chairman, President, CEO

_________________________________
Executive